Exhibit 99.1

FOR IMMEDIATE RELEASE JUNE 5, 2026

Shareholder Update – Chapter 11 Filing and Strategic Path Forward

Dear Shareholders,

On May 28, 2026, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) filed for Chapter 11 bankruptcy protection in the Northern District of Texas. This step allows the Company to preserve and protect the value of tangible and intangible assets of the Company and to restructure its obligations and complete the strategic plan previously communicated.

The Company initiated a liquidation strategy in 2023 to exit legacy office assets, resolve debt, and reposition remaining assets into a new entity (NewCo). However, lender constraints, litigation, and capital structure challenges have made it necessary and advisable to proceed under court supervision.

The Company’s financial position reflects approximately $100 million in assets and approximately $75 million in liabilities. The bankruptcy proceeding provides a structured framework to resolve claims, complete asset sales, and evaluate strategic alternatives.

The Company intends to continue pursuing its prior strategy, including asset sales, resolution of liabilities, and potential creation of NewCo holding storage assets and litigation rights. However, all actions are now subject to court approval.

Shareholders should understand that under Chapter 11, creditors have priority over equity. Given the Company’s balance sheet, there is significant risk that existing equity may be impaired or cancelled.

Management remains committed to maximizing value within the constraints of the restructuring process and will provide updates as appropriate.

About Silver Star Properties REIT, Inc.

Silver Star Properties REIT, Inc. is a publicly registered, non-traded real estate investment trust based in Fort Worth, Texas. Formerly known as Hartman Short Term Income Properties XX, Inc., the Company shifted its portfolio from legacy office, retail, and industrial properties to higher-growth self-storage and single-tenant real estate. Silver Star’s mission is to create long-term shareholder value through disciplined, efficient investment and management.

Forward-Looking Statements

This press release may contain forward-looking statements regarding strategic plans, projected savings, and expected outcomes. Actual results may differ due to various risks, including market changes, execution risks, and other factors disclosed in the Company’s SEC filings. Silver Star undertakes no obligation to update forward-looking statements.

Sincerely,

The Board of Directors and Management